UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2007

FOSSIL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-19848	75-2018505
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification No.)

2280 N. Greenville Avenue
Richardson, Texas		75082
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (972) 234-2525.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 8, 2007, Elaine Agather was appointed to the board of directors (the “Board”) of Fossil, Inc. (the “Company”) effective February 12, 2007.

Ms. Agather is not a party to any arrangement or understanding with any person pursuant to which she was appointed as director, nor is she a party to any transaction described in Item 404(a) of Regulation S-K involving the Company or any of its subsidiaries.

Ms. Agather will immediately serve on the Special Committee of the Board formed to conduct an investigation into the practices and procedures relating to equity grants to the Company’s officers, directors and employees and is expected to serve on the audit committee of the Board beginning at a later date in 2007.

For her service on the Board, Ms. Agather will receive the Company’s normal compensation for a non-employee director.  Such compensation consists of an annual retainer of $30,000, a fee of $1,500 for each in-person meeting, and a fee of $1,000 for each telephonic meeting in excess of one hour.  In addition, pursuant to the Company’s Nonemployee Director Stock Option Plan, Ms. Agather will receive a grant of a non-qualified stock option to purchase 5,000 shares of common stock on the date of becoming a director and an additional grant of a non-qualified stock option to purchase 4,000 shares of common stock on the first day of each calendar year if she is then serving as a non-employee director.  For her service on the special committee, Ms. Agather will receive an annual retainer of $10,000, a fee of $1,250 for each in-person meeting, a fee of $1,000 for each telephonic meeting in excess of one hour, and a fee of $500 for each telephonic meeting less than one hour.

On February 12, 2007, the Company issued a press release announcing the appointment of Ms. Agather, which release is incorporated herein for all purposes.  A copy of the press release is attached as Exhibit 99.1 to this report.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits

99.1                           Press Release, dated February 12, 2007, announcing appointment of director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:    February 13, 2007

FOSSIL, INC.
By:	/s/ Mike L. Kovar
Name:	Mike L. Kovar
Title:	Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated February 12, 2007, announcing appointment of director.